    As filed with the Securities and Exchange Commission on November 26, 1996
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                             CONTINUCARE CORPORATION
             (Exact name of registrant as specified in its charter)

                                 --------------
              FLORIDA                                     59-2716023
   (State or Other Jurisdiction                        (I.R.S. Employer
 of Incorporation or Organization)                    Identification No.)

                     100 SOUTHEAST SECOND STREET, 36TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 350-7515
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                              CHARLES M. FERNANDEZ
                      CHAIRMAN OF THE BOARD, PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                             CONTINUCARE CORPORATION
                     100 SOUTHEAST SECOND STREET, 36th FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 350-7515
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                          Copies of communications to:
                            REBECCA R. ORAND, ESQUIRE
                          GREENBERG, TRAURIG, HOFFMAN,
                          LIPOFF, ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                            TELEPHONE: (305) 579-0557
                            FACSIMILE: (305) 579-0717

                               ------------------

                       APPROXIMATE DATE OF COMMENCEMENT OF
                 PROPOSED SALE TO THE PUBLIC: From time to time
                    after this Registration Statement becomes
                                   effective.

                               -------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                        PROPOSED
                                                  AMOUNT                MAXIMUM             PROPOSED MAXIMUM          AMOUNT OF
                TITLE OF SHARES                    TO BE             OFFERING PRICE        AGGREGATE OFFERING        REGISTRATION
                TO BE REGISTERED                REGISTERED           PER SHARE (1)             PRICE (1)                 FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value               8,500,000 shares            $10.25               $87,125,000             $26,401.52
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457(c), based on the closing price for the Registrant's Common Stock on November 22, 1996, as reported by the American Stock Exchange.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                              SUBJECT TO COMPLETION
                             DATED NOVEMBER 26, 1996

                                8,500,000 SHARES




                                     [LOGO]




                                  COMMON STOCK

                              ---------------------


         This Prospectus relates to an aggregate of 8,500,000 shares (the "Shares") of Common Stock, par value $.0001 per share (the "Common Stock"), of Continucare Corporation, a Florida corporation (the "Company" or "Continucare"), proposed to be sold from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         The Company has registered the Shares under the Securities Act of 1933, as amended (the "Securities Act"), for sale by the Selling Shareholders. See "Selling Shareholders." The Selling Shareholders may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the American Stock Exchange ("AMEX"), on any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act.
See "Plan of Distribution."

         The Common Stock is quoted on the AMEX under the symbol "CNU." On November 22, 1996, the closing price of the Common Stock on the AMEX was $10.25 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                              ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1996

                                     SUMMARY

         On August 9, 1996, Zanart Entertainment Incorporated, a Florida corporation ("Zanart"), signed a definitive Agreement and Plan of Merger (the "Merger Agreement") with Zanart Subsidiary, Inc. ("ZSI"), a wholly-owned subsidiary of Zanart, and Continucare Corporation, a Florida corporation. Pursuant to the Merger Agreement, on September 11, 1996 (the "Closing Date"), ZSI merged (the "Merger") with and into Continucare Corporation. Upon the consummation of the Merger, and pursuant to the terms of the Merger Agreement,
(i) each issued and outstanding share of common stock of Continucare Corporation converted into one share of Zanart common stock, par value $.0001 per share (the "Common Stock"), the separate existence of ZSI terminated and Continucare Corporation became a wholly-owned subsidiary of Zanart, (ii) Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996 and (iii) Zanart's Board of Directors and management became comprised of designees of Continucare Corporation. On October 8, 1996, Zanart changed its corporate name to "Continucare Corporation." All references herein to Zanart and the Zanart Business refer to the historical licensing operations of Zanart before giving effect to the Merger, and all references to Continucare or the Company and the Continucare or the Company Business refer to the mental and physical rehabilitation health care business of Continucare and its subsidiaries prior to and after giving effect to the Merger.

                              CONTINUCARE BUSINESS

         Continucare develops and manages mental and physical rehabilitation health care programs that offer a continuum of mental and physical rehabilitation health services ranging from partial hospitalization care to day treatment and outpatient services. Continucare offers a comprehensive mental health care product line by providing the following types of services to general acute care and psychiatric hospitals, community mental health centers ("CMHCs") and comprehensive outpatient rehabilitation facilities ("CORFs"): clinical development, marketing, financial management, operational oversight, human resources support, quality assurance and outcome measurement. Through its ability to organize and provide such services Continucare is able to develop and manage for its clients the series of mental and physical rehabilitation health care programs that comprise a continuum of mental and physical rehabilitation health care services.

         At November 1, 1996, Continucare had management contracts with five general acute care hospitals, one free-standing psychiatric hospital, 16 CMHCs and one CORF. As of such date, 22 of such contracts were in operation covering various treatment programs.

         Continucare's strategy is to (i) continue to develop all elements of the continuum of mental health and physical rehabilitation services provided to existing and new clients, (ii) aggressively pursue new management contracts for the provision of mental and physical health services, (iii) emphasize its outcome measurement system ("Outcome Measurement System") as an additional service and (iv) expand the types of services offered by it to include physical and medical rehabilitation services, home health services and primary care services.

                                 ZANART BUSINESS

         Zanart designs, publishes, packages and markets wall decor and collectible art which incorporate popular images from motion pictures, television and animation. Zanart's products include framed art, matted prints, lithographs and serigraphs, calendars, posters, blueprints, movie and television card portfolio sets and animation sericels which are produced pursuant to licensing or other agreements with entertainment companies. The images for the printed products are provided to Zanart by the licensor or designed by Zanart, and the products are printed, manufactured and framed for Zanart by manufacturers according to Zanart's instructions and specifications. Zanart's product line consists of over 200 individual products. Zanart's products are sold through retail chain stores, independent retail stores, catalogs and a television shopping network. The future of Zanart's licensing business is subject to the terms of the Merger Agreement as described above.
                             ----------------------
         Continucare's executive offices are located at 100 Southeast Second Street, 36th Floor, Miami, Florida 33131. Continucare's telephone number is
(305) 350-7515.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves certain risks. Prospective purchasers should carefully consider the following factors, in addition to the other information contained in this Prospectus, when evaluating the Company and its business before making an investment decision. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

         Limited Operating History. Continucare has been involved in its current business since February 1996, and has had limited operations to date. The Company's prospects must be considered in light of the risks, delays, expenses and difficulties frequently encountered in connection with an early-stage business in a highlyregulated, competitive environment. No assurance can be given that the Company will successfully implement any of its plans in a timely or effective manner or whether the Company will be able to generate significant revenues or continue to operate profitably.

         Shares Eligible for Future Sale. Future sales of Common Stock in the public market could adversely affect the market price of the Common Stock. Continucare currently has 11,202,983 shares of Common Stock outstanding, assuming no exercise of currently outstanding options and warrants. Pursuant to the Merger Agreement, in addition to the shares of Common Stock offered hereby, the Company has registered 920,000 shares of Common Stock issuable upon exercise of Series A Warrants. Although there is presently a public market for the Common Stock, there can be no assurance (and it is not presently likely) that such market will have sufficient trading activity to permit holders of Common Stock to sell their shares in desired amounts, or at desired prices, or that such market will be sustained, and sales of substantial amounts of shares is likely to have a material adverse effect on the market price for the shares of Common Stock. Pursuant to the Merger Agreement, in addition to the shares of Common Stock offered hereby, the Company will register an aggregate of 530,000 shares of Common Stock issuable upon exercise of outstanding Representative Unit Purchase Options, Representative Warrants and options.

         Risks Relating to Acquisition Strategy. The Company has expanded and intends to continue to expand its operations through acquisitions of health related companies. The Company continually engages in evaluations of potential acquisitions; however, there are currently no definitive agreements, letters of intent or agreements in principle with respect to any material acquisition. In implementing this acquisition strategy, the Company will compete with other potential acquirors, some of which may have greater financial or operational resources than the Company. Competition for acquisitions may intensify due to the ongoing consolidation in the health care industry, which may increase the costs of capitalizing on such opportunities. Consummation of acquisitions could result in the incurrence or assumption by the Company of additional indebtedness and the issuance of additional equity. The issuance of shares of Common Stock for an acquisition may result in dilution to shareholders. The financial performance of the Company is and will continue to be subject to various risks associated with the acquisition of businesses, including the expenses associated with the integration of the acquired businesses, difficulties in assimilating the operations of the acquired businesses and diversion of management resources. Also, as the Company enters into new geographic markets, the Company will be required to comply with laws and regulations of states that differ from those in which the Company's operations are currently conducted. There can be no assurance that the Company will be able to effectively establish a presence in these new markets. While many of the expenses arising from the Company's efforts in these areas may have a negative effect on operating results until such time, if at all, as these expenses are offset by increased revenues, there can be no assurance that the Company will be able to implement its acquisition strategy, or that this strategy will ultimately be successful.

         Potential Volatility. There has been significant volatility in the market price of securities of health care companies that often has been unrelated to the operating performance of such companies. The Company believes that certain factors, such as legislative and regulatory developments, quarterly fluctuations in the actual or anticipated results of operations of the Company, lower revenues or earnings in the financial results of the Company than those anticipated by securities analysts, the overall economy and the financial markets, could cause the price of the Common Stock to fluctuate substantially.

         Reimbursement Considerations. The Company receives fees for its services directly from its client hospitals and CMHCs. The Company's clients receive reimbursement under either the Medicare or Medicaid programs or payments from insurers, self-funded benefit plans or other third-party payors for mental health and physical rehabilitation services provided by programs managed by the Company. As a result, the availability of such reimbursement or payment could have a significant impact on the decisions of the Company's existing and prospective clients to offer mental and physical rehabilitation health services.

         The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels to hospitals or CMHCs for mental health and physical rehabilitation services provided by programs managed by the Company. Because a substantial portion of the patients of the programs managed by the Company are covered by Medicare, any changes which limit or reduce Medicare reimbursement levels could have a material adverse effect on the Company's clients and, in turn, on the Company. The Company cannot predict whether any changes to such governmental programs will be adopted or, if adopted, the effect, if any, that such changes will have on the Company. In addition, a limited number of the Company's management contracts require the Company to refund a portion of its fee if either Medicare denies reimbursement for an individual patient treatment or if the fee paid to the Company is disallowed as a reimbursable cost. Also, Medicare retrospectively audits cost reports of client hospitals, CMHCs and CORF upon which Medicare reimbursement for services rendered in the programs managed by the Company is based. Accordingly, at any time, the Company could be subject to refund obligations to such clients for prior period cost reports that have not been audited and settled at the date hereof. Any significant decrease in Medicare reimbursement levels, the imposition of significant restrictions on participation in the Medicare program, or the disallowance by Medicare of any significant portion of the client hospitals', CMHCs' and CORF's costs, including the fees paid or payable to the Company, where the Company has a reimbursement denial repayment obligation, could adversely affect the Company. There can be no assurance that hospitals, CMHCs and CORFs, which offer health programs now or hereafter managed by the Company will satisfy the requirements for participation in the Medicare or Medicaid programs.

         Payors, including Medicare and Medicaid, are attempting to manage costs, resulting in declining amounts paid or reimbursed to hospitals for the services provided. As a result, the Company anticipates that the number of patients served by hospitals on a per diem, episodic or capitated basis will increase in the future. There can be no assurance that if amounts paid or reimbursed to hospitals, CMHCs and CORFs decline, it will not adversely affect the Company.

         At November 1, 1996, the Company managed 16 full-service mental health programs. The Company's clients are reimbursed by Medicare for a substantial majority of the partial hospitalization services provided by such programs. The Health Care Financing Administration ("HCFA") has recently advised fiscal intermediaries who process Medicare reimbursements to review more closely partial hospitalization mental health programs. As a result, some fiscal intermediaries have initiated focused medical reviews of partial hospitalization mental health programs. There can be no assurance as to the effects of any focused medical review that hereafter may be conducted of programs managed by the Company.

         Reliance on Key Customers; Related Party Issues. At November 1, 1996, the Company had management contracts with five general acute care hospitals directly or indirectly owned by ORNDA Healthcorp ("ORNDA").

Although these hospitals collectively accounted for less than 10% of the combined net revenues of the Company through June 30, 1996, this percentage is expected to increase. The termination or non-renewal of all or a substantial part of the management contracts with hospitals owned by ORNDA could adversely affect the Company's business, financial condition or results of operations.

         Medicare regulations limit reimbursement for mental health and other health care charges paid to related parties. A party is considered "related" to a provider if it is deemed to be controlled by the provider. One test for determining control for this purpose is whether the percentage of the total revenues of the party received from services rendered to the provider is so high that it effectively constitutes control. It is possible that such regulations could limit the number of management contracts that the Company could have with a particular client.

         Increased Scrutiny of Health Care Industry. The health care industry has in general been the subject of increased government and public scrutiny in recent years, which has focused on the appropriateness of the care provided, referral and marketing practices and other matters. Increased media and public attention has recently been focused on the mental health services industry in particular as a result of allegations of fraudulent practices related to the nature and duration of patient treatments, illegal remuneration and certain marketing, admission and billing practices by certain mental health providers. The alleged practices have been the subject of federal and state investigations, as well as other legal proceedings. The Company is unable to predict the effect that publicity in general about the mental health services industry might have on the Company. There can be no assurance that the acute care hospitals, CMHCs and CORFs, which offer health care programs now or hereafter managed by the Company, will not be subject to federal and state review or investigation from time to time.

         Contract Terms and Renewals. The revenues of the Company are derived from management contracts with general acute care and psychiatric hospitals, CMHCs and a CORF. These contracts have initial terms of 3 to 15 years and many have automatic renewal terms subject to termination by either party. Substantially all of the Company's management contracts may be terminated by either party without cause upon advance notice of between 30 and 180 days depending on the particular contract. In addition, such contracts generally provide for early termination either by the client hospital, CMHC or CORF for "cause." The continued success of the Company is subject to its ability to renew or extend existing management contracts and obtain new management contracts. Contract renewals and extensions are likely to be subject to competing proposals from other contract management companies as well as consideration by certain hospitals to convert their mental health programs from independently managed programs to programs operated internally or to terminate their mental health programs in order to reassign patient beds for other health care purposes. There can be no assurance that any hospital, CMHC or CORF will continue to do business with the Company following expiration of its management contract or earlier if the related management contract is terminated either with or without cause. In addition, any changes in the Medicare program which have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by the Company could result in the early termination of existing management contracts and would adversely affect the ability of the Company to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could result in a significant decrease in the Company's revenues and could have a material adverse effect on the Company's business, financial condition or results of operations.

         Government Regulation. The federal government and all states in which the Company operates regulate certain aspects of the mental health and physical rehabilitation services provided by programs managed by the Company. In particular, the development and operation of hospital facilities is subject to federal, state and local licensure and certification laws. Hospital facilities are subject to periodic inspection by governmental and other authorities to assure compliance with the standards established for continued licensure under state law and certification under the Medicare and Medicaid programs. Many states have adopted certificate of need or similar health planning laws that generally require state agency approval of certain new health care services or capital expenditures. A client's failure to obtain or renew any required regulatory approvals or licenses could prevent such hospital, CMHC or CORF from offering mental and physical rehabilitation health services or receiving Medicare and Medicaid payments.

         The Company is subject to federal and state laws that prohibit certain direct and indirect payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. In addition, certain federal and state laws have recently been enacted to prohibit physician referrals for certain "designated health services" rendered to patients by a physician who has certain financial relationships with the provider. Although the Company believes that its contractual arrangements with its client hospitals, CMHCs, CORF and medical directors comply with such laws, there can be no assurance that its activities will not be challenged by regulatory authorities.

         Dependence on Key Personnel. The Company's success is materially dependent upon its executive officers and members of its management team, the loss of one or more of whom could adversely affect the Company. The Company has procured $2 million of "key-man" life insurance on Charles M. Fernandez, the Company's Chairman, President and Chief Executive Officer. The Company's success and growth strategy also depend on its ability to attract and retain qualified clinical, management, marketing and other personnel. The Company competes with general acute care hospitals and other health care providers for the services of psychiatrists, psychologists, social workers, therapists and other clinical personnel. Demand for such clinical personnel is high and they are often subject to competing offers. There can be no assurance that the Company will continue to be able to attract and retain the qualified personnel necessary for its business.

         Health Care Reform. Federal and state governments have recently focused significant attention on health care reform intended to control health care costs and to improve access to medical services for uninsured individuals. These proposals include cutbacks to the Medicare and Medicaid programs and steps to permit greater flexibility in the administration of Medicaid. It is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, prospects, financial condition or results of operations.

         Competition. The mental and physical rehabilitation health contract management services industry is highly competitive. The Company's competitors include several national companies as well as many regional and local companies, some of which have, or may obtain, greater financial and other resources than the Company. In addition, the Company's current and prospective clients may choose to operate mental and physical rehabilitation health programs themselves rather than contract with the Company. Furthermore, general acute care hospitals, the primary market for the Company's services, compete for patients with other providers of mental and physical rehabilitation health services, including freestanding psychiatric hospitals. The inability of the Company or its client hospitals, CMHCs and CORF to compete effectively could have a material adverse effect on the Company's business, financial condition or results of operations.

         Insurance. Continucare carries general liability, comprehensive property damage, malpractice, workers' compensation and other insurance coverages that management considers adequate for the protection of Continucare's assets and operations. There can be no assurance, however, that the coverage limits of such policies will be adequate. A successful claim against Continucare in excess of its insurance coverage could have a material adverse effect on Continucare.

         Zanart Business. On May 18, 1995, Zanart consummated an initial public offering of 920,000 units (each comprised of one share of Common Stock and one warrant exercisable for one share of Common Stock at a price of $6.00) offered at a price of $6.00 per unit. In connection with the Merger and prior to December 11, 1996, Zanart has agreed to sell or otherwise dispose of its assets (other than cash) and discharge all of its liabilities relating to Zanart's existing licensing business. Following the Merger, the Company will continue to be subject to certain business, financial and legal risks relating to Zanart's activities prior to the Merger.


                               RECENT DEVELOPMENTS

MERGER TRANSACTION

         Pursuant to the Merger, on September 11, 1996, ZSI merged with and into Continucare Corporation. Each share of pre-Merger Continucare common stock issued and outstanding immediately prior to the Closing Date was converted on the Closing Date into one share of Common Stock. Under the terms of the Merger Agreement, Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996. In addition, upon the consummation of the Merger (i) Zanart's existing Board of Directors and management resigned and (ii) Zanart's new Board of Directors and management became comprised of Continucare designees.

         The Merger Agreement contains various customary representations and warranties of the parties thereto, and includes a post closing adjustment provision requiring the issuance of a certain number of additional shares (the "Additional Shares") of Common Stock to the holders of pre-Merger Continucare common stock immediately prior to the Closing Date in the event that the Closing Cash Balance (as such term is defined in the Merger Agreement) of Zanart is less than $2,000,000 on December 12, 1996.

         Prior to the Merger, Continucare Corporation effectuated the private sale of an aggregate of 3,300,000 shares of pre-Merger Continucare common stock which was completed on August 29, 1996. Further, Zanart agreed to register under the Securities Act of 1933, as amended, (i) an aggregate of 1,462,500 shares of Common Stock to be issued upon exercise of outstanding warrants and options,
(ii) the 8,300,000 shares of Common Stock issued in connection with the Merger, and (iii) the Additional Shares.

EXPIRATION OF SERIES A WARRANTS

         On November 15, 1996, the Company's Board of Directors accelerated the expiration date of the Company's currently issued and outstanding Series A Warrants (the "Warrants") to December 20, 1996 (the "Expiration Date"). Accordingly, each such Warrant not exercised on or before the Expiration Date shall become void, and all rights thereto and all rights in respect thereof shall cease on the Expiration Date. The Warrants are exercisable at a price of $6.00 per share for each underlying share of Common Stock and relate to an aggregate of 920,000 shares of Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

CHANGE IN ACCOUNTANTS

         The accounting firm of Arthur Andersen LLP ("Arthur Andersen") represented the Company as its independent accountants during fiscal years 1995 and 1996 and was dismissed by the Company's Board of Directors on November 15, 1996. During the Company's two most recent fiscal years and subsequent interim period, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Arthur Andersen's reports on the financial statements of the Company for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Company's Board of Directors has appointed Deloitte & Touche LLP as the Company's independent accountants for fiscal year 1997.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any or all of the Shares of Common Stock being offered by the Selling Shareholders.

         Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $91,000.

                              SELLING SHAREHOLDERS

         Of the 8,500,000 Shares of Common Stock offered hereby, (i) 3,300,000 shares were acquired by certain of the below-identified Selling Shareholders from Continucare Corporation in connection with its August 29, 1996 private placement, (ii) 5,000,000 shares of Common Stock were held by certain of the below-identified Continucare Corporation shareholders prior to the Merger, and
(iii) 200,000 additional Shares of Common Stock are anticipated to be issued pro rata among the holders of pre-Merger Continucare common stock pursuant to the terms of the Merger Agreement. Unless otherwise indicated, the following table sets forth certain information with respect to the ownership of the Company's Common Stock by each Selling Shareholder as of November 15, 1996, based on information available to the Company.

                                                                       NUMBER OF
                                          OWNERSHIP OF SHARES            SHARES           OWNERSHIP OF SHARES OF
          NAME AND ADDRESS                  OF COMMON STOCK             OFFERED                COMMON STOCK
       OF SELLING SHAREHOLDER             PRIOR TO OFFERING**           HEREBY**            AFTER OFFERING***
------------------------------------   --------------------------    --------------    ----------------------------
                                          SHARES     PERCENTAGE                            SHARES      PERCENTAGE
                                          ------     ----------                            ------      ----------

Angel, Rita                                30,000         *               30,000                0            -
    9 East 79th Street
    New York, New York 10021
Armen Partners, L.P.                       40,000         *               40,000                0            -
    630 Fifth Avenue, #918
    New York, New York 10111
Barr, Wallace R.                            5,000         *                5,000                0            -
    3 Fischer Road
    Linwood, New Jersey 08221
Befeler, George                            43,500         *               43,500                0            -
    6395 S.W. 120th Street
    Miami, Florida 33156
Bonavolonta, Jules                         25,000         *               25,000                0            -
    1 Lockhaven Court
    Bedminster, New Jersey 07921
Cuervo, Mario S.                          120,000        1.0%            120,000                0            -
    7500 S.W. 8th Street, #307
    Miami, Florida 33144
Delgado, Luis                              40,000         *               40,000                0            -
    3816 Matheson Avenue
    Coconut Grove, Florida 33133
Dodson, Mark                                5,000         *                5,000                0            -
    510 East Pelham Drive
    Smithville, New Jersey 08201
Fernandez, Charles M. (1)               1,626,767       14.5%          1,626,667              100            *
    100 S.E. Second Street
    36th Floor
    Miami, Florida 33131
Fernandez Serna, Gabino                    20,000         *               20,000                0            -
    Cto. Juristas # 41
    Satelite, Edo. Mex  53100
Fernandez, Miguel B.                       20,000         *               20,000                0            -
    125 Gavilan Avenue
    Coral Gables, Florida 33143
First, Richard S.                           5,000         *                5,000                0            -
    19355 Turnberry Way, #9-B
    Aventura, FL  33180
Freistat, Warren(2)                       175,000        1.5%            175,000                0            -
    Freistat & Associates, CPA
    16211 Northeast 18th Avenue
    N. Miami Beach, Florida 33162
Frost, Bernice and Joel                     7,500         *                7,500                0            -
    6874 Villas Drive West
    Boca Raton, Florida  33433-5041
Frost, Joel P.                             15,000         *               15,000                0            -
    2408 N.W. 26th Street
    Boca Raton, Florida  33431
Frost, M.D., Manuel                        25,000         *               25,000                0            -
    6874 Villas Drive West
    Boca Raton, Florida  33433-5041


                                                                       NUMBER OF
                                          OWNERSHIP OF SHARES            SHARES           OWNERSHIP OF SHARES OF
          NAME AND ADDRESS                  OF COMMON STOCK             OFFERED                COMMON STOCK
       OF SELLING SHAREHOLDER             PRIOR TO OFFERING**           HEREBY**            AFTER OFFERING***
------------------------------------   --------------------------    --------------    ----------------------------

Frost Nevada Ltd. Partnership (3)       1,458,333       12.7%            925,000          533,333           4.7%
    4400 Biscayne Blvd.
    Miami, Florida 33137
Frost, Richard B. (4)                     306,000        2.7%            100,000          206,000           1.8%
    6727 Giralda Circle
    Boca Raton, Florida 33433
Goldman, Michael S. & Denise                5,000         *                5,000                0            -
    9078 Cavatina Place
    Boynton Beach, Florida 33437
Goldstein, Barry (5)                    1,626,667       14.5%          1,626,667                0            *
    1900 N.E. 211th Street
    North Miami Beach, Florida 33179
Greenberg, Patty                           12,500         *               12,500                0            -
    1925 Brickell Avenue, #1912
    Miami, Florida  33129
Hanna, Mark J. (6)                        307,000        2.7%            100,000          207,000           1.8%
    3800 S. Ocean Drive
    Apt. 612A
    Hollywood, Florida 33019
Hartzmark, Lee                             20,000         *               20,000                0            -
    30100 Chagrin Boulevard
    Suite 210
    Pepper Pike, Ohio  44124
Herrera, Jorge & Nora                      10,000         *               10,000                0            -
    S. Bayshore Drive
    Miami, Florida 33131
Highfalls, Ltd.                            43,500         *               43,500                0            -
    c/o 3049 N.E. 163rd Street
    N. Miami Beach, Florida 33160
Hirt, Fred D.                              10,000         *               10,000                0            -
    Mount Sinai Medical Center
    4300 Alton Road
    5th Floor Warner Building
    Miami Beach, Florida 33140
Hsiao, Jane H.                             40,000         *               40,000                0            -
    3210 Hunter Road
    Ft. Lauderdale, Florida 33331
Hyman, Alan & Joan                         17,500         *               17,500                0            -
    533 W. 47th Street
    Miami Beach, Florida  33140
Hyman, Mark & Alan                          5,000         *                5,000                0            -
    2362 N.E. 197th Street
    Miami, Florida 33180
Hyman, Mark & Freyda                       10,000         *               10,000                0            -
    2362 N.E. 197th Street
    Miami, Florida  33180
Jimenez, Pedro L.                          10,000         *               10,000                0            -
    14001 S.W. 22nd Street
    Miami, Florida  33175
Martinez, Roberto                          25,000         *               25,000                0            -
  and Suzel M. Vazquez
    1221 Brickell Avenue
    Miami, Florida  33131
Mates, Sharon                              12,500         *               12,500                0            -
    5610 Wisconsin Avenue
    Chevy Chase, Maryland 20815
Merrill Lynch, Pierce, Fenner &            25,000         *               25,000                0            -
  Smith, Cust. FBO Emanuel Pearlman
  BASIC
    151 E. 79th Street, Apt. 5
    New York, New York  10021
Miller, Douglas (7)                     1,616,666       14.4%          1,616,666                0            -
  303 Egret Lane
  Ft. Lauderdale, Florida 33327


                                                                       NUMBER OF
                                          OWNERSHIP OF SHARES            SHARES           OWNERSHIP OF SHARES OF
          NAME AND ADDRESS                  OF COMMON STOCK             OFFERED                COMMON STOCK
       OF SELLING SHAREHOLDER             PRIOR TO OFFERING**           HEREBY**            AFTER OFFERING***
------------------------------------   --------------------------    --------------    ----------------------------

Murphy, Bernard                            25,000         *               25,000                0            -
  380 Middlesex Avenue
  Carteret, New Jersey  07008
Palin, Michael                             95,500         *               95,500                0            -
  740 Park Avenue
  New York, New York  10021
Pfenniger, Richard C.                       5,000         *                5,000                0            -
  6490 S.W. 106th Street
  Miami, Florida 33156
PLH Holdings, Inc.                        150,000        1.3%            150,000                0            -
  c/o Arturo Alvarez
  Alvarez, Armas & Borron, P.A.
  255 University Drive
  Coral Gables, Florida 33134
Politan, Nicholas H.                       25,000         *               25,000                0            -
  U.S. District Court for the
    District of New Jersey
  P.O. Box 999
  Newark, New Jersey 07101-0999
Rodriguez, Pedro A.                        70,000         *               70,000                0            -
  680 Lake Road
  Bay Point, Florida 33137
Sailfish Investments LLC (8)              925,000        8.2%            925,000                0            -
  380 Middlesex Avenue
  Carteret, New Jersey  07008
Saks, David                                20,000         *               20,000                0            -
  2 Knollwood Road
  Woodcliffe Lake, New Jersey 07675
Jacqueline Simkin (9)                     102,500         *               40,000           62,500            *
  Simkin Management, Inc.
  200 S.E. First Street
  Suite 703
  Miami, Florida 33131
Smith, Jr., Hershel F.                     30,000         *               30,000                0            -
  15600 S.W. 288th Street
  Suite 100
  Homestead, Florida  33033
Sosa, Maria T. (10)                         2,500         *                2,500                0            -
  888 Brickell Key Drive
  #1012
  Miami, Florida 33131
United Trustco Ltd.,                       30,000         *               30,000                0            -
  RBC Dominion Securities
  1501 McGill College Ave.
  Suite 2150
  Montreal Quebec H3A3M8
Weintraub, Michael                         20,000         *               20,000                0            -
  200 S.E. 1st Street
  Suite 901
  Miami, Florida  33131
Wolf, Marie V.                             30,000         *               30,000                0            -
  P.O. Box 150 (Sutton Drive)
  New Vernon, New Jersey 07976
Worthington Associates, Inc.               15,000         *               15,000                0            -
  302 Egret Lane
  Ft. Lauderdale, Florida 33327

--------------------

*      Less than 1%.

**     Does not include the Additional Shares.

*** Assumes that all Shares held by the Selling Shareholder are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(1) Charles M. Fernandez has been Continucare's Chairman of the Board, President and Chief Executive Officer since its inception in February 1996, and has held the same such positions with the Company since September 1996. Includes 10,000 shares owned by the wife of Mr. Fernandez.

(2) Warren Freistat currently owns six CMHCs which are under contract with Continucare for the receipt of management services.

(3) Dr. Phillip Frost, who beneficially owns the shares of Common Stock held of record by Frost Nevada Limited Partnership, has been Vice Chairman of the Board of the Company since September 1996. Ownership includes currently exercisable options to purchase 250,000 shares of Common Stock.

(4)  Richard B. Frost has been a Director of the Company since September 1996.

(5) Includes 10,000 shares held by Barry Goldstein's wife and two daughters. Barry Goldstein served as Executive Vice President of Continucare prior from its inception in February 1996 until the consummation of the Merger and has been a consultant to Continucare since the Merger. Mr. Goldstein has agreed not to sell more than 80,000 shares of Common Stock during any 30-day period.

(6)  Mark J. Hanna has been a Director of the Company since September 1996.

(7) Douglas Miller served as President of Continucare from its inception in February 1996 until the consummation of the Merger and has been a consultant to Continucare since the Merger. Mr. Miller has agreed not to sell more than 80,000 shares of Common Stock during any 30-day period.

(8) Arthur M. Goldberg, who beneficially owns the shares of Common Stock held of record by Sailfish Investments LLC, has been a Director of the Company since September 1996.

(9) Jacqueline Simkin served as a Director of the Company from May 1995 through May 1996. Ownership includes currently exercisable options to purchase 27,500 shares of Common Stock.

(10) Maria Sosa has been Continucare's Chief Accounting Officer since June 1996.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the AMEX, on any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Shares may not be sold therein unless the Shares have been registered or qualified for sale in such state or an exemption from such requirement is available and satisfied.

         Continucare will pay certain expenses in connection with this offering, estimated to be approximately $91,000 but will not pay for any underwriting commissions and discounts, if any, or counsel fees or expenses of the Selling Shareholders. Continucare has agreed to indemnify the Selling Shareholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act.

         The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Rule 10b-6 promulgated under the Exchange Act in connection with sales of the Shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

         On August 9, 1996, Zanart signed a Merger Agreement with ZSI, a wholly-owned subsidiary of Zanart, and Continucare Corporation. Pursuant to the Merger Agreement, on September 11, 1996, ZSI merged with and into Continucare Corporation. Upon consummation of the Merger, and pursuant to the terms of the Merger Agreement, (i) each issued and outstanding share of common stock of Continucare Corporation converted into one share of Zanart Common Stock, the separate existence of ZSI terminated and Continucare Corporation became a wholly-owned subsidiary of Zanart, (ii) Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996 and (iii) Zanart's Board of Directors and management became comprised of designees of Continucare Corporation.

THE FOLLOWING TABLE AND DISCUSSION RELATE TO THE OPERATIONS OF CONTINUCARE FOR THE PERIODS INDICATED.

RESULTS OF OPERATION

         The discussion in this section relates to the operations of Continucare for the period from February 12, 1996 (inception) to June 30, 1996 and the three months ended September 30, 1996, and should be read in conjunction with the audited consolidated financial statements of Continucare Corporation and notes thereto and the unaudited pro forma financial statements and notes thereto appearing elsewhere in this Prospectus.

         Overview

         Continucare Corporation was incorporated on February 12, 1996 in the State of Florida. Continucare develops and manages mental and physical rehabilitation health care programs that offer a continuum of mental and physical rehabilitation health services ranging from partial hospitalization care to day treatment and outpatient services. Continucare offers a comprehensive mental health care product line by providing the following types of services to general acute care and psychiatric hospitals, CMHCs and CORFs: clinical development, marketing, financial management, operational oversight, human resources support, quality assurance and outcome measurement.

         Effective May 1, 1996, Continucare, through a subsidiary, acquired certain assets, contracts and liabilities of a company that provided billing and collection services and of a company that provided permanent, long-term and short-term employee leasing to physicians, community hospitals, community mental health centers and partial hospitalization programs, in return for 25% ownership in the subsidiary to the common owner of the two acquired companies. The transactions were accounted for under the purchase method.



                                                                     PERCENTAGE OF
                                                         FOR THE     TOTAL REVENUES                  PERCENTAGE OF
                                                       PERIOD FROM   FOR THE PERIOD     FOR THE      TOTAL REVENUES
                                                       FEBRUARY 12,   FROM FEBRUARY     QUARTER     FOR THE QUARTER
                                                          1996           12, 1996        ENDED           ENDED
                                                     (INCEPTION) TO   (INCEPTION) TO   SEPTEMBER      SEPTEMBER 30,
                                                      JUNE 30, 1996   JUNE 30, 1996    30, 1996           1996
                                                      ------------   --------------   ------------  ---------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Revenues                                                $2,507,063         100.0%       $2,923,446          100.0%
                                                      ------------   --------------   ------------  ---------------
Expenses
    Payroll and employee benefits                          973,412          38.8         1,367,910           46.8




    Provision for bad debt                                 242,664           9.7           226,211            7.7
    Professional fees                                      203,625           8.1           189,740            6.5
    General and administrative                              54,430           2.2            44,555            1.5
    Depreciation and amortization                              362            -              7,160             -
                                                      ------------   --------------   ------------  ---------------
         Total expenses                                  1,474,493          58.8         1,835,576            6.3
                                                      ------------   --------------   ------------  ---------------
Income from operations                                   1,032,570          41.2         1,087,870           37.2
                                                      ------------   --------------   ------------  ---------------
Other income (expenses)
    Interest                                               (23,204)         (0.9)           17,152            0.6
    Minority interest                                      (32,686)         (1.3)          (79,047)          (2.7)
                                                      ------------   --------------   ------------  ---------------
         Other income (expenses)                           (55,890)         (2.2)          (61,895)          (2.1)
                                                      ------------   --------------   ------------  ---------------
Income before taxes                                        976,680          39.0         1,025,975           35.1
Provision for income taxes                                 332,071          13.2           381,717           13.1
                                                      ------------   --------------   ------------  ---------------
Net income                                                $644,609          25.7%         $644,258           22.0%
                                                      ============   ==============   ============  ===============
Earnings before interest, taxes, depreciation and
amortization (EBITDA)                                   $1,000,245          39.9%        1,016,000           34.8%
                                                      ============   ==============   ============  ===============


         Quarter Ended September 30, 1996

         As previously noted, pre-Merger Continucare commenced operations on February 12, 1996. Accordingly, no comparative data is available for the three month period ending September 30, 1995. Further, management does not believe that its results for the quarter ended September 30, 1996 are indicative of the Company's future performance. Accordingly, the Company has limited its discussions with respect to this area.

         Revenues

         Total revenues were approximately $2,923,000 for the quarter ended September 30, 1996. Revenues from the employee leasing operations and the billing service, for which certain assets, contracts and liabilities were acquired effective May 1, 1996, are included in the revenues of the entire current period. In addition, the current period includes the opening of two hospital based programs for which the management fees are based on the actual costs incurred in the management of the programs as well as a markup to cover overhead and, on August 26, 1996, the Company entered into a letter of intent to purchase a CORF. The purchase agreement was consummated on November 12, 1996. Under the terms of the letter of intent, the Company provided management services to the CORF for a fee of $30,000 per month from the date of the letter of intent until the Closing Date (as defined in the related purchase agreement). Fees earned under this arrangement account for approximately 1% of total revenues for the quarter ended September 30, 1996.

         Expenses

         Payroll and employee benefits were approximately $1,368,000 for the three month period ended September 30, 1996, 46.8% of total revenues. Of total consolidated payroll and employee benefits, approximately $972,000 or 71.0% was payroll and benefits paid to employees of the employee leasing operation.

         Continucare's provision for bad debt for the quarter ended September 30, 1996 was approximately $226,000, or 7.7% of total revenues.

         Professional fees were approximately $190,000 in the current quarter. Total professional fees for the quarter ended September 30, 1996 include $105,000 under a subcontract agreement with a third-party.

         General and administrative expenses ("SG&A") were approximately $45,000 for the quarter ended September 30, 1996. As a percentage of total revenues, SG&A was approximately 1.5%. For the quarter ended September 30, 1996, SG&A was comprised of expenses such as rent, utilities and supplies.

         Interest

         Net interest income for the quarter ended September 30, 1996 was approximately $17,000 and is primarily attributable to interest earned on the $6,600,000 raised by the Company as a result of the Private Placement that took place in August 1996.

         Minority Interest

         Minority interest, which was approximately $79,000 for the quarter ended September 30, 1996, represents a 25% interest held by a third party in the net income of a subsidiary of Continucare.

         Provision for Income Taxes

         The provision for income taxes was $382,000 as a result of income before taxes for the quarter ended September 30, 1996 of approximately $1,026,000. The provision for income taxes was calculated at a rate of approximately 37% which equals the statutory federal income tax rate.

         Net Income

         Continucare had net income of approximately $644,000 for the quarter ended September 30, 1996. As a percentage of total revenues, net income was 22% of total revenues for the quarter ended September 30, 1996.

         Earnings Before Interest, Taxes, Depreciation and Amortization

         EBITDA is not presented as an alternative to operating results or cash flow from operations as determined by generally accepted accounting principles ("GAAP"), but rather to provide additional information related to the ability of Continucare to meet current trade obligations and debt service requirements. EBITDA should not be considered in isolation from, or construed as having greater importance than, GAAP operating income or cash flows from operations as a measure of an entity's performance.

         EBITDA was approximately $1,016,000 for the quarter ended September 30, 1996.


February 12, 1996 (inception) to June 30, 1996

Revenues

         Continucare derives its revenues primarily from fixed-fee contracts for the provision of certain management services to client hospitals and CMHC's. Continucare's revenues for the period from February 12, 1996 (inception) to June 30, 1996 were approximately $2,507,000, of which $1,688,000 were derived from such management agreements.

         Continucare also recognizes revenues from its employee leasing services and its billing services. These operations were obtained by a subsidiary of Continucare on May 1, 1996 through the acquisition of certain contracts, assets and liabilities. Revenues received for its employee leasing services for the period from May 1,

1996 to June 30, 1996 were approximately $527,000. Revenues from its billing operations for the same period were approximately $292,000.

Expenses

         Payroll and employee benefits for the period from February 12, 1996 (inception) to June 30, 1996 were approximately $973,000, or 38.8% of total revenues. Of total consolidated payroll and employee benefits, approximately $542,000 or 56%, was payroll and benefits paid to the employees of the employee leasing operations.

         Continucare's provision for bad debt for the period from February 12, 1996 (inception) to June 30, 1996 was approximately $243,000, or 9.7% of total revenues.

         Professional fees are comprised primarily of legal and audit fees. In addition, total professional fees for the period from February 12, 1996 (inception) to June 30, 1996 of $204,000 included approximately $70,000 under a subcontract agreement with a third-party.

         General and administrative expenses ("SG&A") were approximately $54,000, 2.2% of total revenues, for the period from February 12, 1996 (inception) to June 30, 1996 and were comprised primarily of costs such as rent, public relations and travel.

Interest

         Interest expense was approximately $23,000, or less than 1% of total revenues, for the period from February 12, 1996 (inception) to June 30, 1996 and was comprised primarily of interest on a note payable to a shareholder (the "Shareholder Note"). The Shareholder Note bears interest at 10% per annum and is due, in full, on February 12, 1998.

Minority Interest

         Minority interest was approximately $33,000, or 1.3% of total revenue. The minority interest represents a 25% interest held by a third party in the net income of a subsidiary of Continucare.

Provision for Income Taxes

         The provision for income taxes for the period from February 12, 1996 (inception) to June 30, 1996 was approximately $332,000, 13.2% of total revenues, and was calculated at a rate of approximately 34% which equals the statutory federal income tax rate.

Net Income

         Continucare had net income of approximately $645,000 for the period from February 12, 1996 (inception) to June 30, 1996.

Earnings Before Interest, Taxes, Depreciation and Amortization

         EBITDA is not presented as an alternative to operating results or cash flow from operations as determined by Generally Accepted Accounting Principles ("GAAP"), but rather to provide additional information related to the ability of Continucare to meet current trade obligations and debt service requirements. EBITDA should not be considered in isolation from, or construed as having greater importance than, GAAP operating income or cash flows from operations as a measure of an entity's performance.

         EBITDA was approximately $1,000,000 for the period from February 12, 1996 (inception) to June 30, 1996, or approximately 39.9% of total revenues.

Liquidity and Capital Resources

         The Company has historically financed its operations from operating cash flow. For the three month period then ended, the Company's operating cash flow was approximately $570,000.

         The Company's working capital was approximately $10,593,000, with a current ratio of 6.4 to 1, at September 30, 1996. The Company's working capital and current ratio at June 30, 1996 were $2,019,000 and 3.6 to 1, respectively. The improvement in working capital and the current ratio are due to cash generated by the Company from the Private Placement of 3,300,000 shares in August 1996 (the "Private Placement"), the cash received from pre-Merger Zanart as a result of the Merger in September 1996, and current assets generated from operations.

         The Company anticipates that the funds raised through the Private Placement and the cash received from pre-Merger Zanart as a result of the Merger, together with cash flow generated by operations, will be used to make strategic acquisitions in order to grow its operations and pursue its business strategy. Based upon current expectations, the Company believes that cash flow from operations will be sufficient to meet its working capital requirements through the end of the current fiscal year, although there can be no assurance that it will be able to do so.

                                  LEGAL MATTERS

         The validity of the Shares being offered hereby is being passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131.


                                     EXPERTS

         Zanart's financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have, where indicated, been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB/A for the period from February 12, 1996 (inception) to June 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Quotations relating to the Company's Common Stock and Series A Warrants appear on the American Stock Exchange ("AMEX") and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. The Registration Statement may also be obtained through the Commission's Internet address at "http://www.sec.gov." Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 0-21910) with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 1996; (2)
the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996; (3) the Company's Schedule 14C dated and filed with the Commission on November 18, 1996, (4) the Company's Current Report on Form 8-K dated August 9, 1996 and September 11, 1996 and (5) the Company's Registration Statement on Form 8-A filed September 4, 1996, registering the Company's Common Stock and Series A Warrants under Section 12(b) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be delivered to Maria T. Sosa, Continucare Corporation, 100 Southeast Second Street, 36th Floor, Miami, Florida 33131.

================================================================================
         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THE COVER PAGE HEREOF, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            -------------------------
================================================================================

================================================================================
                                8,500,000 SHARES

                            CONTINUCARE CORPORATION

                                  COMMON STOCK

--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------



                              NOVEMBER_____, 1996

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                The Registrant estimates that its expenses in connection with the offering described in this registration statement will be as follows:

Securities and Exchange Commission registration fee..............................................    $26,401
Legal fees and expenses..........................................................................     35,000
Accounting fees and expenses.....................................................................     20,000
Miscellaneous....................................................................................     10,000
                                                                                                     -------
         Total...................................................................................    $91,401
                                                                                                     =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Registrant to indemnify the officers and directors of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to,the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------
 3.1      The Registrant's Articles of Incorporation (Exhibit 3.1) (1)

 3.2      The Registrant's Bylaws (incorporated by reference from the Registrant's Registration Statement on
          Form SB-2, Securities Act File No. 33-88580, filed with the Commission on January 17, 1995)

 4.1      Form of certificate evidencing shares of Common Stock (Exhibit 4.1) (1)

 4.2      Form of Series A Warrant (Exhibit 4.2) (1)

 5        Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.

10.1      Employment Agreement between the Company and Charles M. Fernandez dated as of September 11,
          1996.  (Incorporated by reference from the Registrant's Form 10-KSB filed with the Commission on
          September 30, 1996)

10.2      Employment Agreement between the Company and Susan Tarbe dated as of September 23, 1996. (Incorporated by reference from the Registrant's Form 10-KSB/A filed with the Commission on October 17, 1996.

10.3      Consulting Agreement between the Registrant and Barry Goldstein dated
          September 11, 1996

10.4      Consulting Agreement between the Registrant and Douglas Miller dated
          September 11, 1996


23.1      Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (included in its opinion in
          Exhibit 5)

23.2      Consent of Deloitte & Touche LLP

23.3      Consent of Arthur Andersen LLP

24        Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

          (1) Incorporated by reference from the indicated exhibit to the Registrant's Post Effective Amendment No. 1 to Registration Statement on Form SB-2 on Form S-3 filed with the Commission on October 29, 1996.

ITEM 17.  UNDERTAKINGS.

         (a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 22nd day of November, 1996.

                          CONTINUCARE CORPORATION


                          By:/s/Charles M. Fernandez
                             ------------------------------------------------
                              Charles M. Fernandez,
                              Chairman, Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles M. Fernandez his true and lawful attorney-in-fact, who acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, including any registration statement pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                           Title                                    Date
                   ---------                                           -----                                    ----


/s/ Charles M. Fernandez                             Chairman, Chief Executive                            November 22, 1996
----------------------------------------------       Officer and President (Principal
Charles M. Fernandez                                 Executive Officer)


/s/ Phillip Frost, M.D.                              Vice Chairman                                        November 22, 1996
----------------------------------------------
Phillip Frost, M.D.

/s/ Susan Tarbe                                      Executive Vice President and                         November 22, 1996
----------------------------------------------
Susan Tarbe                                          General Counsel

/s/ Maria T. Sosa                                    Chief Accounting Officer                             November 22, 1996
----------------------------------------------       (Principal Accounting Officer)
Maria T. Sosa

/s/ Arthur M. Goldberg                               Director                                             November 22, 1996
----------------------------------------------
Arthur M. Goldberg

/s/ Richard Frost                                    Director                                             November 22, 1996
----------------------------------------------
Richard Frost

/s/ Mark Hanna                                       Director                                             November 22, 1996
----------------------------------------------
Mark Hanna

/s/ Michael Piercey, M.D.                            Director                                             November 22, 1996
----------------------------------------------
Michael Piercey, M.D.



                                      II-3